Jinan Dayang Chemical Fiber Co., Ltd.
                      Sino-American Joint Venture Contract
                                February 9, 1996

Table of Contents

Chapter 1       General
Chapter 2       Contracting parties
Chapter 3       Joint venture
Chapter 4       Purpose, scope and scale of operations
Chapter 5       Total investment and registered capital
Chapter 6       Responsibilities of the contracting parties
Chapter 7       Sale
Chapter 8       Board of directors
Chapter 9       Operations management
Chapter 10      Purchase of equipment and raw materials
Chapter 11      Labor management
Chapter 12      Taxes, finance and auditing
Chapter 13      Duration of the joint venture
Chapter 14      Liquidation
Chapter 15      Insurance
Chapter 16      Amendment, alteration and termination
Chapter 17      Default
Chapter 18      Force majeure
Chapter l9      Application of laws
Chapter 20      Resolution of disputes
Chapter 21      Language
Chapter 22      Miscellaneous

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Chapter 1       General

In accordance with the Joint Venture Law of the People's Republic of China ("PRC") and the principles of equality and mutual benefit, all of the contracting parties agree to establish a joint venture in the city of Jinan, Shandong Province.

Chapter 2       Contracting parties

Article 1
The contracting parties are

Party A:        Jinan Chemical Fiber Corporation
                (Registered in Jinan, Shandong, PRC)
                No. 2 Hua Xian Road, East Suburb, Jinan, Shandong, PRC
                Legal representative: Jin Shan, General Manager (Nationality:
                PRC)

Party B:        American Pacific Chemical Fibre Corporation
                (aka Pacific Chemical Group Limited, see attached Supplementary Agreement)
                (Incorporated in the British Virgin Islands)
                British Virgin Islands
                Legal representative: Chen Zheng Hao, Representative (Nationality: U.S.A.)

Chapter 3       Joint venture

Article 2
In accordance with the Joint Venture Law and other relevant laws of the PRC, Party A and Party B consent to establish a joint venture, Jinan Dayang Chemical Fiber Co., Ltd. (the "Joint Venture").

Article 3
The name of the Joint Venture is Jinan Dayang Chemical Fiber Co., Ltd. The address of the Joint Venture is No. 2 Hua Xian Road, East Suburb, Jinan, Shandong, PRC.

Article 4
All of the activities of the Joint Venture shall be governed by the laws of the PRC.

Article 5
The Joint Venture is a limited liability company and the contracting parties shall bear liabilities and receive profits in accordance with their respective investments.

Chapter 4       Purpose, scope and scale of operations

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Article 6
The purpose of the operations is to introduce advanced technology and management, develop new products, increase product quality, strengthen competitive advantages and achieve higher profits.

Article 7
The scope of operations is the production and sale of Purified Terephthalic Acid ("PTA").

Article 8
The scale of operations is an annual output of 75,000 tons of PTA.

Chapter 5       Total investment and registered capital

Article 9
The total investment is US$29,420,000.

Article 10
Registered capital is US$29,420,000. The investment proportions are as follows:

            Party A      US$14,425,000    49%
            Party B      US$14,995,000    51%

Article 11
Party A's investment shall take the form of facilities, equipment, land and trademarks (net value US$14,425,000). Party B shall invest US$14,995,000 in cash.

Article 12
Both parties shall invest their respective total registered investments in lump sums within the period specified by the Joint Venture Law of the PRC starting the date on which the joint venture business license is issued.

An auditor registered in the PRC will audit the company and provide both parties with final audited financial statements.

Article 13
Any party desiring to transfer its shares in the Joint Venture to a third party shall be permitted to do so by the other contracting party. Furthermore, the other contracting party shall have the right of first refusal to purchase the shares.

Article 14
The Joint Venture will lease land, plants, buildings, construction equipment, certain production equipment (including pipelines) and residential apartments from Party A. (The lease will be signed separately.)


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Party A will provide the Joint Venture with water, electricity, steam, compressed air, and nitrogen, and shall be compensated accordingly. (The supply contract will be signed separately.)

Article 15
With regard to current assets, raw materials, supplementary equipment and low-cost supplies will be audited and sold to the Joint Venture by Party A as soon as the Joint Venture commences operations. If the Joint Venture is not able to pay for such assets, then liabilities shall be reflected on the balance sheet and the payment shall be deducted from loans provided to the Joint Venture by Party A.

With regard to intangible assets, Party A's electricity usage rights, water usage rights and patents shall be audited by the State-Owned Assets Bureau, then transferred to the Joint Venture for compensation. The Joint Venture shall compensate Party A with a single payment. If the Joint Venture is not able to pay for such assets, then the payment shall be deducted from loans provided to the Joint Venture by Party A.

Once the Joint Venture starts operating independently, Party A shall handle such peripheral matters as security, fire prevention and environmental protection. Party A will also charge the Joint Venture an appropriate management fee. (The scope, type and rate of service shall be addressed in a separate agreement.)

Chapter 6       Responsibilities of the contracting parties

Article 16
Party A's responsibilities are to:

1. Apply for the joint venture business license and register with the PRC government;

2. Provide cash, equipment, plants and construction equipment as specified in Articles 11, 12 and 14;

3. Be responsible for production and technical management, and supervise the design and construction of the Joint Venture plants and other facilities;

4. Assist Party B with customs and export procedures and to arrange product transportation;

5. Assist the Joint Venture to purchase or lease equipment, materials, raw materials, office supplies, vehicles and communications facilities in the PRC;

6. Assist the Joint Venture to hire local Chinese managers and other workers;

7. Assist foreign employees to apply for entry visas and work and travel permits; and

8. Be responsible for other matters as entrusted by the Joint Venture.

Party B's responsibilities are to:

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1. Invest as specified in Articles 11 and 12, and be responsible for shipping equipment (part of the Party B's investment) to China's Qingdao Harbor;

2. Assist the Joint Venture to purchase spare parts and raw materials outside of the PRC;

3. Train technical and other workers employed by the Joint Venture if and when Party B invests in the form of equipment and industrial properties;

4. Provide the Joint Venture with relevant information on international markets;

5. Transfer technology and be responsible for product quality taking into account the intended capacity and the intended time frame; and

6. Be responsible for other matters as entrusted by the Joint Venture.

Chapter 7       Sale

Article 17
The Joint Venture's production shall first meet Party A's annual demand [for PTA] for the production of 80,000 tons of polyester fiber. (A sales contract will be signed separately.)

The Joint Venture shall have its own sales mechanism.

Article 18
The Joint Venture shall be permitted to use Party A's brand name if the Joint Venture's products meet Party A's quality standards.

With the consent of the board of directors, the Joint Venture may use its own brand name.

Cbapter 8       Board of directors

Article 19
The board of directors' tenure shall begin on the date the joint venture business license is issued.

Article 20
The board of directors will consist of seven directors, five of which are appointed by Party A and two of which are appointed by Party B. The terms of the directors and chairman are four years each. The chairman and directors may be re-appointed by the party that first appointed them.

Article 21
The board of directors is the highest authority of the Joint Venture and makes all important decisions for the Joint Venture. The following matters must be decided by unanimous consent of the board of directors:

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1. Amendment to the Joint Venture regulations

2. Termination of the Joint Venture

3. Increase and/or transfer of registered capital

4. Merger with other entities

Other major issues require consent by at least two-thirds of the board of directors.

Article 22
The chairman is the legal representative of the Joint Venture and the vice chairman or another director shall be appointed legal representative of the Joint Venture if and when the chairman is not able to perform his/her duties.

Article 23
A meeting of the board of directors shall be held at least once a year and shall be presided over by the chairman. An impromptu meeting may be held by the chairman. Minutes of the meeting shall be put on file.

Chapter 9       Operations management

Article 24
The Joint Venture's operations management team shall be led by the general manager. The general manager shall be recommended by Party A. There will be three assistant general managers and one chief accountant. The general manager, assistant general managers and chief accountant shall be hired by the board of directors and may be re-appointed. The terms of the general manager, assistant general managers and chief accountant are four years each.

Article 25
The responsibilities of the general manager are to execute all of the decisions made by the board of directors and to manage the Joint Venture's daily operations and administrative activities. The assistant general managers' primary responsibility is to assist the general manager in performing his/her duties. The management team may consist of a few department heads. All department heads are supervised by the general manager and assistant general managers.

Article 26
The board of directors may replace the general manager or any assistant general manager at any time in case of graft or serious misconduct.

Article 27
A resignation by any director or manager must be approved by the board of directors. One month's advance notice is also required.

Chapter 10      Purchase of equipment and raw materials

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Article 28
Raw materials, equipment, fuel, transportation equipment and office supplies shall be sourced first in the PRC.

Article 29
If Party B is entrusted by the Joint Venture to purchase equipment overseas, Party A shall also be invited to participate.

Chapter 11      Labor management

Article 30
Matters relating to employee recruitment, dismissal, wages, labor insurance and benefits shall be handled by the labor union of the Joint Venture based on directives drawn up by the board of directors in accordance with the Joint Venture Labor Management Regulations of the PRC. Decisions made on such matters shall be binding in the form of employment contracts. As soon as an employment contract is established, it must be filed with the local labor management authority.

Article 31
The board of directors decides on issues such as the hiring, wage levels, treatment, business trip reimbursement, social security and benefits of the senior managers who are recommended by both parties.

Chapter 12      Taxes, finance and auditing

Article 32
The Joint Venture shall pay all taxes in accordance with the tax laws of the PRC.

Article 33
Employees shall pay income taxes in accordance with the Joint Venture Law of the PRC.

Article 34
In accordance with the Joint Venture Law of the PRC, the Joint Venture can draw money from profits for a reserve fund, development fund and bonus fund. The amounts shall be decided and drawn by the board of directors based on the Joint Venture's performance.

Article 35
The fiscal year of the Joint Venture is January 1 to December 31. All account records, documents and financial statements and reports shall be kept in Chinese.


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Article 36
The financial statements of the Joint Venture shall be audited by an auditing firm registered in the PRC. If Party B feels the need to use an auditor from another country, it shall be responsible for any related expenses. Furthermore, Party A's consent is required.

Article 37
The balance sheet, profit (loss) statement and profit distribution plan for each operating year shall be submitted to the board of directors for evaluation in the first quarter of the following year.

Article 38
Issues regarding foreign currency shall be handled in accordance with the Foreign Currency Management Law of the PRC and other related laws.

Chapter 13      Duration of the Joint Venture

Article 39
The duration of the Joint Venture is 25 years and is valid from the date the joint venture business license is issued. With unanimous consent of the board of directors, the Joint Venture may apply for an extension of the duration with the Foreign Economics and Trade Commission (or another organization entrusted by the Commission) within six months of the expiration date.

Chapter 14      Liquidation

Article 40
Upon expiration, or termination prior to expiration due to unforeseen events, of the Joint Venture, the liquidation amount of the Joint Venture shall be distributed to the two parties in proportion with their investment.

Chapter 15      Insurance

Article 41
All insurance shall be provided by a registered insurance company. The type, amount and duration shall be determined by the board of directors.

Chapter 16      Amendment, alteration and termination

Article 42
Amendments to the Contract shall only be effective with the written approval of both contracting parties.

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Article 43
If the Contract can no longer be fulfilled due to force majeure or long-term financial loss of the Joint Venture (for consecutive years) resulting in the failure to continue operating, the Contract may be terminated early with unanimous consent of the board of directors and permission from the original government regulatory authority.

Article 44
If one party does not fulfill its obligations as defined by the Contract and its amendments or seriously violates the Contract or causes the Joint Venture to stop operating, such party shall be considered to be terminating the Contract unilaterally. The observant party is not only entitled to demand indemnities, terminating but also to file with the original government regulatory authority to terminate the Contract. If both parties agree to continue the Joint Venture's operations, then the delinquent party shall compensate for any financial losses suffered by the Joint Venture.

Article 45
The contracting parties may sign other supplementary agreements as attachments to the Contract. The supplements will be equally effective in legal terms as the original Contract.

Chapter 17      Default

Article 46
If either one of the two parties does not make payment according to the payment schedule described in Chapter 5 of the Contract or fails to fulfill the Contract 60 days after the observant party or the Joint Venture gives notice of such failure or causes the violation or termination of the Contract, such delinquent party must pay 5% of the tota1 investment as penalty. The observant party is not only entitled to demand indemnities, but also reserves the right to file with the original government regulatory authority to terminate the Contract.

Article 47
If either one of the two parties intentionally does not fulfill the Contract or engages in serious misconduct resulting in violation or termination of the Contract, such party shall compensate the other party for any losses suffered. If both parties are responsible for such violation or termination, then both parties shall assume responsibility.

Chapter 18      Force majeure


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Article 48
Force majeure, e.g., earthquake, typhoon, flood, fire or war, is a force that cannot be foreseen, the occurrence and effects of which cannot be prevented or avoided, but directly affects fulfillment of the Contract under the agreed upon conditions. Any party experiencing force majeure shall telegram the other party immediately and provide the other party within 15 days with detailed information on the force majeure as well as documents from the local notary authority where the force majeure occurred. Such documents shall state the reasons that the Contract cannot be fulfilled, or can only be partially fulfilled, and requires extension. Depending on the degree to which the force majeure affects fulfillment of the Contract, the parties shall negotiate and decide if the Contract must be terminated early, if the responsibilities defined by the Contract need to be partially waived, and if deadlines need to be rescheduled.

Chapter 19      Application of laws

Article 49
The signing, authentication, interpretation, fulfillment and dispute of the Joint Venture Contract are governed by the laws of the PRC.

Chapter 20      Resolution of disputes

Article 50
Disputes caused by or relating to the Contract shall be resolved first through friendly negotiations. If the dispute cannot be resolved through negotiations, the matter shall be arbitrated by the Foreign Affairs Arbitration Committee of China's International Trade Facilitating Committee. Final decisions made through arbitration are binding and apply to all parties involved.

Chapter 21      Language

Article 51
The Contract is written in Chinese.

Chapter 22      Miscellaneous

Article 52
The documents in the appendices, including the Joint Venture regulations, and other agreements, are a part of this Contract.

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Article 53
This Contract and its appendices shall come into effect as soon as they are approved by the Foreign Economics and Trade Commission (or other organization entrusted by the Commission).

Article 54
Original copies of fax and telegram notices regarding each party's rights and duties shall follow by mail. The legal address of Party A and the contact address of Party B are the mailing addresses.

Article 55
The Contract was signed by the representatives of Party A and Party B in Jinan, Shandong, PRC, on February 9, 1995.

Party A:   Jinan Chemical Fiber Corporation
           Representative: /s/ Jin Shan

Party B:   Pacific Chemical Group Limited
           Representative: /s/ Chen Zheng Hao

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                                   Appendix I

                              Investment Agreement

The following Agreement is based on the condition that Party B invests cash and Party A invests in the form of physical assets as defined in Article 11 of the
Contract:

A. Both parties shall invest in accordance with Articles 11 and 12 of the Contract. Article 46 shall apply in case one or both party(ies) is/are unable to make payments on schedule.

B. Party A's investment of physical assets, which were audited at US$14,425,000, shall be transferred to the Joint Venture together with technical documents of the equipment. Party B shall invest US$14,995,000 in cash.

C. In order for the Joint Venture to proceed successfully, both parties shall inject capital into the Joint Venture in case the Joint Venture develops cashflow problems. The board of directors shall decide whether to categorize the additional capital as investment or loans, and how much interest to charge in the case of loans.

D. This Agreement is considered to be part of the Contract, and is equally effective in legal terms as the Contract.

E. Other issues relating to the Contract shall be decided by the board of directors.

F. This Agreement is written in Chinese.

G. This Agreement was signed in Jinan in 1996.

Party A                                 Party B

Jinan Chemical Fiber Corporation        Pacific Chemical Group Limited


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                             Supplementary Agreement

Party A:  Jinan Chemical Fiber Corporation
Party B:  Pacific Chemical Group Limited

In accordance with the Joint Venture Contract signed by both parties on February 9, 1996 (the "Original Contract"), the contracting parties agree to make the following amendments

A. Party B's name appeared on the Original Contract as "American Pacific Chemical Fiber Corporation." It has been changed to Pacific Chemical Group Limited. The party remains to be a company registered in the British Virgin Islands. Its new legal representative is J.S. Pan.

B. Article 12 of the Original Contract states that "Both parties shall invest their respective total registered investments in lump sums within the period specified by the Joint Venture Law of the PRC starting the date on which the joint venture business license is issued." That clause is hereby changed to "Both parties shall invest their respective total registered investments within the period specified by the Joint Venture Law of the PRC starting the date on which the joint venture business license is issued."

C. Article 20 of the Original Contract states that "The board of directors will consist of seven directors, five of which are appointed by Party A and two of which are appointed by Party B." That clause is hereby changed to "The board of directors will consist of seven directors, three of which are appointed by Party A and four of which are appointed by Party B."

D. Article 39 of the Original Contract states that "The duration of the Joint Venture is 25 years..." That clause is hereby changed to "The duration of the Joint Venture is 50 years..."

E. Article 44 Of the Original Contract states that "If one party does not fulfill its obligations as defined by the Contract and its amendments or seriously violates the Contract or causes the Joint Venture to stop operating, such party shall be considered to be terminating the Contract unilaterally. The observant party is not only entitled to demand indemnities, but also to file with the original government regulatory authority to terminate the Contract. If both parties agree to continue the Joint Venture's operations, then the delinquent party shall compensate for any financial losses suffered by the Joint Venture." That article is hereby changed to "If one party does not fulfill its obligations as defined by the Contract and its amendments, or seriously violates the Contract or causes the Joint Venture to stop operating, such party shall be considered to be in breach of contract. The observant party reserves the right to resort to any measures provided for by the regulations of the original government regulatory authority."

F. Article 46 of the Original Contract states that "If either one of the two parties does not make payment according to the payment schedule described in Chapter 5 of the Contract or fails to fulfill the Contract 60 days after the observant party or the Joint Venture gives notice of such failure or causes the violation or termination of the Contract, such delinquent party must pay 5% of the total investment as penalty. The observant party is not only entitled to demand indemnities, but also reserves the right to file with the original government regulatory authority to terminate the Contract." This article is hereby changed to "If either one of the two parties does not make payment according to the payment schedule described in Chapter 5 of the Contract, the observant party and the Joint Venture reserve the right to settle the problem in accordance with Article 44 of the Original Contract."

Party A:  Jinan Chemical Fiber Corporation
          Representative: Jin Shan
          Date: April 2, 1996

Party B:  Pacific Chemical Group Limited
          Representative: J.S. Pan
          Date: April 2, 1996